PROSPECTUS SUPPLEMENT                                      Rule 415(a)(1)(viii)
(TO PROSPECTUS DATED JUNE 21, 1996)                   Registration No. 33-85736

                                  59,259 Shares

                                      VIVRA
                                  INCORPORATED

                                  Common Stock
                                    ---------

        VIVRA Incorporated, a Delaware corporation (the "Company") has issued and sold 59,259 Shares (the "Shares") of Common Stock, $.01 par value per Share, accompanied by Preferred Stock Purchase Rights (the "Common Stock"), in connection with the acquisition of Napolean Kidney Center, a Louisiana corporation (the "Acquired Company"). The Company, Vivra Renal Care, Inc. ("VRC"), and the shareholders of the Acquired Company, Ms. Rochelle Pearl and Richard W. Pearl, have entered into a Stock Exchange Agreement (the "Exchange Agreement") whereby the Company exchanged with the shareholders of the Acquired Company the stock of the Acquired Company for the Shares of the Company (the "Exchange").

        The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") under the symbol "V". The last reported sale price of the Common Stock on the NYSE on April 1, 1997 was $26 per Share.

                                    ---------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
        UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is April 1, 1997.

        Any statement contained herein, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus Supplement, the Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus Supplement or such Prospectus or Registration Statement.


                          CERTAIN TERMS OF THE EXCHANGE

        The terms and conditions of the Exchange are set forth in the Exchange Agreement. The following summary of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such Agreement.

Acquisition Consideration

        Under the terms of the Exchange Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of the Acquired Company, the purchase price was $1,700,000 (the "Purchase Price"), paid by the delivery of the 59,259 Shares. The Shares were calculated as that number of shares of the Common Stock equal to (i) the Purchase Price divided by (ii) $28.6875.

        Under the Exchange Agreement, no Shares may be sold until the date on which the Company reports combined financial statements of the Acquired Company and the Company which includes at least 30 days operating results of the Acquired Company.

Closing

        The Closing of the transactions contemplated by the Exchange Agreement was effective as of January 31, 1997.

Stock Exchange Listing

        Pursuant to a condition to each party's obligation to consummate the Exchange, the Shares issued in connection with the Exchange have been listed on the NYSE.

Representations and Warranties

        The Exchange Agreement contains customary representations and warranties relating to, among other things, (i) organization, qualification, authorization and similar corporate matters of the Acquired Company; (ii) delivery of and accuracy and completeness of certain financial statements of the Acquired Company; (iii) absence of material changes in the Acquired Company since December 31, 1996; (iv) extent of and title to assets of the Acquired Company;
(v) that execution and delivery of the Exchange Agreement will not violate the charter documents of the Acquired Company or VRC, or cause VRC or the Acquired Company to breach any agreement or judgment, or accelerate any indebtedness;
(vi) the Acquired Company's compliance with laws, including holding all rights, permits, consents and licenses necessary to conduct its business; (vii) no undisclosed threatened or pending litigation of VRC or the Acquired Company;
(viii) taxes and tax returns of the Acquired Company; (ix) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of the Acquired Company; (x) trade names, trademarks, service marks, copyrights, patents and any pending registrations or applications of the Acquired Company; (xi) absence of undisclosed liabilities of the Acquired Company; (xii) material contracts, commitments, instruments and leases to which the Acquired Company is a party and no breach thereof; (xiii) no employment of services of any brokers by the Acquired Company or VRC in connection with the Exchange; (xiv) delivery of securities documents and filings of the Company to Ms. Pearl and Mr. Pearl (xv) no untrue representation or warranty of the Company or the Acquired Company;
(xvi) registration of the Shares under the Securities Act of 1933, which upon issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights; (xvii) no transactions by the Acquired Company with affiliates thereof; and (xviii) the transaction qualifying as a pooling of interests transaction.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

CERTAIN TERMS OF THE   ACQUISITION........................................  1


                                   PROSPECTUS

AVAILABLE INFORMATION.....................................................  2
INCORPORATION BY REFERENCE................................................  2
PROSPECTUS SUMMARY........................................................  3
INVESTMENT CONSIDERATIONS.................................................  5
USE OF PROCEEDS...........................................................  8
PRICE RANGE OF COMMON STOCK...............................................  8
DIVIDEND POLICY...........................................................  8
CAPITALIZATION............................................................  9
SELECTED CONSOLIDATED FINANCIAL DATA...................................... 10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS..................................... 11
BUSINESS.................................................................. 15
MANAGEMENT................................................................ 27
OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS......................... 30
LEGAL MATTERS............................................................. 30
EXPERTS................................................................... 30


             ------------------------------------------------------
             ------------------------------------------------------


                                  59,259 SHARES

                               VIVRA INCORPORATED

                                  COMMON STOCK

                                   ----------

                              PROSPECTUS SUPPLEMENT
                                  April 1, 1997

-------------------------------------------------------------------------------